As filed with the Securities and Exchange Commission on November 15, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEBSIDESTORY, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0727173

(State of Incorporation)	(I.R.S. Employer Identification No.)
10182 Telesis Court, 6th Floor
San Diego, California 92121
(858) 546-0040
(Address of Principal Executive Offices)

WebSideStory, Inc. 2006 Employment Commencement Equity Incentive Award Plan
(Full Title of the Plan)

Jeffrey W. Lunsford
President and Chief Executive Officer
WebSideStory, Inc.
10182 Telesis Court, 6th Floor
San Diego, California 92121
(858) 546-0040
(Name and Address of Agent for Service)

With a Copy to:
Barry M. Clarkson, Esq.
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
(858) 523-5400
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each	Amount	Maximum	Maximum	Amount of
Class of Securities	to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered(1)	Per Share	Price	Fee
Common Stock, $0.001 par value per share (“Common Stock”), issuable upon exercise of options granted pursuant to the WebSideStory, Inc. 2006 Employment Commencement Equity Incentive Award Plan (the “2006 Plan”).	58,434(2)	$12.12	$708,220	$75.79
Common Stock, issuable upon exercise of options granted pursuant to the 2006 Plan.	7,250(3)	$10.50	$76,125	$8.15
Common Stock, issuable upon exercise of options granted pursuant to the 2006 Plan.	8,950(4)	$12.91	$115,545	$12.36
Common Stock, issuable upon exercise of options granted pursuant to the 2006 Plan.	16,500(5)	$13.21	$217,965	$23.32
Common Stock, issuable upon exercise of options granted pursuant to the 2006 Plan.	12,500(6)	$13.00	$162,500	$17.37
Common Stock, issuable upon exercise of options available for grant pursuant to the 2006 Plan.	396,366(7)	$13.71(7)	$5,434,178(7)	$581.46
Total	500,000(1)	—	$6,714,533	$718.45

(1)	Subject to certain adjustments, the number of shares of the Registrant’s Common Stock that may be issued or transferred pursuant to awards granted under the 2006 Plan is 500,000 shares. This Registration Statement applies to all 500,000 shares of Common Stock authorized for issuance under the 2006 Plan. As of the date of this Registration Statement, options to purchase an aggregate of 103,634 shares of Common Stock have been issued pursuant to the 2006 Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2006 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents an aggregate of 58,434 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to the 2006 Plan on June 29, 2006 at an exercise price of $12.12 per share.

(3)	Represents an aggregate of 7,250 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to the 2006 Plan on August 7, 2006 at an exercise price of $10.50 per share.

(4)	Represents an aggregate of 8,950 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to the 2006 Plan on September 5, 2006 at an exercise price of $12.91 per share.

(5)	Represents an aggregate of 16,500 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to the 2006 Plan on October 2, 2006 at an exercise price of $13.21 per share.

(6)	Represents an aggregate of 12,500 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to the 2006 Plan on November 7, 2006 at an exercise price of $13.00 per share.

(7)	Represents 396,366 additional shares of Common Stock available for issuance upon the exercise of awards that have not yet been granted pursuant to the 2006 Plan. This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based on the average ($13.71) of the high ($13.86) and low ($13.56) prices for the Registrant’s Common Stock reported by the Nasdaq Global Market on November 10, 2006.
Proposed sales to take place as soon after the effective date of the Registration Statement as awards granted under the Plan are granted, exercised or awarded, as applicable.

INTRODUCTION
          WebSideStory, Inc. (the “Company,” “we” or “us”) has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of the Company’s common stock, $0.001 par value (the “Common Stock”), issuable pursuant to the WebSideStory, Inc. 2006 Employment Commencement Equity Incentive Award Plan (the “2006 Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
      Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
      Not required to be filed with this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents previously filed by us with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:
(a)	our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 10, 2006, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed with the SEC on August 8, 2006 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC on November 7, 2006;

(c)	our Current Reports on Form 8-K filed with the SEC on January 24, 2006, February 2, 2006, February 7, 2006 (excluding Item 7.01 and the exhibit furnished thereunder) (as amended on April 19, 2006), April 4, 2006, May 19, 2006, May 23, 2006, June 16, 2006, October 2, 2006 and November 2, 2006; and

(d)	the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on August 14, 2004, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or report filed for the purpose of amending such description.
          All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information filed under former items 9 or 12 of Form 8-K or current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.
          These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.
          As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws, as amended, provide that:
•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

          We have entered into, and intend to continue to enter into, separate indemnification agreements with each of our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceedings against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.
Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit
Number		Document
4.1	(1)	WebSideStory, Inc. 2006 Employment Commencement Equity Incentive Award Plan
5.1		Opinion of Latham & Watkins LLP
23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2		Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
24.1		Power of Attorney (included in the signature page of this Registration Statement)

(1)  Incorporated by reference to the Quarterly Report on Form 10-Q of the Registrant filed with the Securities and Exchange Commission on August 8, 2006.
Item 9. Undertakings.
      (a) We hereby undertake:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 15th day of November, 2006.

WEBSIDESTORY, INC.
By:	/s/ Jeffrey W. Lunsford
Jeffrey W. Lunsford
President and Chief Executive Officer

POWER OF ATTORNEY
          We, the undersigned officers and directors of WebSideStory, Inc., and each of us, do hereby constitute and appoint each of Jeffrey W. Lunsford, Claire Long and Andrew Greenhalgh our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and on our behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Jeffrey W. Lunsford Jeffrey W. Lunsford	President and Chief Executive Officer (Principal Executive Officer)	November 15, 2006

/s/ Claire Long Claire Long	Chief Financial Officer (Principal Financial and Accounting Officer)	November 15, 2006

/s/ Anil Arora Anil Arora	Director	November 15, 2006

Signature	Title	Date

/s/ Charles J. Fitzgerald, Jr. Charles J. Fitzgerald, Jr.	Director	November 15, 2006

/s/ James R. Glynn James R. Glynn	Director	November 15, 2006

/s/ William H. Harris, Jr. William H. Harris, Jr.	Director	November 15, 2006

/s/ Kurt R. Jaggers Kurt R. Jaggers	Director	November 15, 2006

/s/ Douglas S. Lindroth Douglas S. Lindroth	Director	November 15, 2006

/s/ James S. Mahan III James S. Mahan III	Director	November 15, 2006

INDEX TO EXHIBITS

Exhibit
Number		Document
4.1	(1)	WebSideStory, Inc. 2006 Employment Commencement Equity Incentive Award Plan
5.1		Opinion of Latham & Watkins LLP
23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2		Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
24.1		Power of Attorney (included in the signature page of this Registration Statement)

(1)  Incorporated by reference to the Quarterly Report on Form 10-Q of the Registrant filed with the Securities and Exchange Commission on August 8, 2006.